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                                                                    EXHIBIT 99.1

[CENTRAL PARKING CORPORATION LOGO]
                                                                            NEWS

             2401 21st Avenue South, Suite 200, Nashville, TN 37212
                        (615) 297-4255  Fax:(615) 297-6240


FOR IMMEDIATE RELEASE

Investor Contacts:         William J. Vareschi, Jr.
                           Chief Executive Officer
                           (615) 297-4255
                           bvareschi@parking.com

Media Contact:             Richard Jonardi
                           Communications Manager
                           (615) 297-4255
                           rjonardi@parking.com



                  CENTRAL PARKING CORPORATION EXPECTS TO REPORT
                       NET LOSS FOR SECOND FISCAL QUARTER

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                        ANNOUNCES COST REDUCTION ACTIONS

NASHVILLE, TENN. (APRIL 17, 2003) -- Central Parking Corporation (NYSE: CPC) announced today that it expects to report a net loss (GAAP) of approximately $8.3 to $9.4 million, or $0.22 to $0.26 per fully diluted share, for the quarter ended March 31, 2003. The quarter's results were impacted significantly by unusually severe winter weather, which reduced operating income by approximately $7 million through a combination of lower revenues and higher snow removal costs; approximately $2.9 million in legal and professional expenses, including costs relating to the tentative settlement of a lawsuit in Houston; and $1.7 million in costs associated with the refinancing of its $350 million credit facility.

         "The weakness in the present economy demands that we revise our business model and prepare the company in the event of continued lower growth and essentially no price increases," said William J. Vareschi, Jr., Chief Executive Officer. "As a result, we are incurring restructuring and impairment charges of approximately $7 million this quarter. The restructuring will enable us to align and reduce our organization and cost structure by reducing discretionary spending at all levels in the company, restructuring or exiting unprofitable locations, and eliminating positions. These actions will not only better position us to deal with the current economic environment but should also strengthen our competitive position as the low cost provider over the longer term. The impairment charges have resulted primarily from the Company's periodic review of underperforming properties. While we are disappointed with the expected results for the second quarter, cash flow remained positive with cash from operating activities of approximately $9 million."


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Central Parking Corporation
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April 17, 2003


         The Company expects to report full results for its second fiscal quarter as scheduled on May 8, 2003.

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation services. The Company operates approximately 3,900 parking facilities containing approximately 1.6 million spaces at locations in 39 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Germany, Switzerland, Mexico, Poland, Spain, Venezuela and Greece.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. These projections and statements reflect the Company's current views with the respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with Securities and Exchange Commission.

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